Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 10-K of our report, dated March 14, 2008 on our audits of the consolidated balance sheet of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year then ended.

Toronto, Ontario March 27, 2008	Signed: "MSCM LLP" Chartered Accountants